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                                                                    Exhibit 23.a



                              ACCOUNTANTS' CONSENT


We consent to the use herein of our report dated February 15, 2000, on the statements of financial condition of Ceres Fund, L.P. (a Tennessee Limited Partnership) as of December 31, 1999 and 1998, and summary of net asset values as of December 31, 1999, 1998 and 1997, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1999 and the reference to our Firm under the heading "Experts" in the Prospectus.


KPMG LLP

Memphis, Tennessee
December 20, 2000